Exhibit 99.1

                        NORTH EAST INSURANCE COMPANY
                                P.O. Box 1418
                        Scarborough, Maine 04070-1418
                   Tel - 207/883-2232   Fax - 207/883-1564


FOR IMMEDIATE RELEASE

Contact:  Robert G. Schatz
          President/Chief Executive Officer


      SCARBOROUGH, MAINE, December 22, 1997 -- NORTH EAST INSURANCE COMPANY (NASDAQ Symbol: NEIC) today announced that it had successfully negotiated significant adjustments to its reinsurance treaties with MIC Re. These adjustments will have a positive effect on the Company's statutory capital position and its financial results for 1997.

      Robert G. Schatz, President and Chief Executive Officer of North East stated: "During the third quarter, it became apparent to both us and our reinsurer that the new reinsurance treaties that we negotiated in early 1997 were not providing expected loss recoveries. The combined effect of the two treaties was such that North East was being penalized for otherwise favorable underwriting results. Once this became known, we alerted the reinsurer and commenced discussions aimed at diagnosing the problem and then working out an arrangement that more closely reflected the parties' original expectations. It took until early December to bring this complex process to a successful conclusion."

      The principal benefit to North East comes from an adjustment to the first layer of excess of loss treaty. Under an endorsement to that treaty, North East is entitled to premium credits if certain aggregate targets are met or exceeded.

      If applied to the Company's financial results for the third quarter, these adjustments would increase previously reported net income by $480,000, or 16 cents per share. Therefore, the Company would have reported a pre-tax profit of $538,156 or 18 cents per share through nine months, as compared to the pre-tax loss of $190,901 or 6 cents per share that the Company previously reported on the basis of information available at the time. Management also expects that these adjustments will favorably affect the Company's fourth quarter results.

      Said Mr. Schatz, "This experience has demonstrated to us that North East has a very good relationship with its reinsurer. We are pleased by the support we received from MCI Re in resolving what could have been a real issue for us."